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                                                                    EXHIBIT 10.6

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                   Central European Distribution Corporation

                             Executive Bonus Plan

The executive officers shall be entitled to participate in the "Executive Bonus Plan" which is made up as follows:

(i) Bonus will be calculated on base EBITDA as presented to the Board for the appropriate year. The calculation principle has been accepted at the Board Meeting of May 1, 2001.
(ii)  Calculation of EBIDTA will not include foreign-exchange adjustments.
(iii) The bonus will be calculated as 2% of EBITDA achieved by CEDC for a figure reported between a base threshold and an upper threshold. These thresholds will, be agreed each year by the board after the annual shareholders meeting.
(iv) The 2% figure, if achieved, will be distributed amongst the CEDC Executive Officers in the following proportion; Chief Executive Officer 1%, Chief Financial Officer 0.5% and Chief Operating Officer 0.5%.
(v) In addition, the Executives will be awarded options should the above target be reached. The options will be awarded at the rate of 5,000 options per 0.5% of EBITDA. The term of the options will be confirmed on the day the grant is given.
(vi) If CEDC achieves EBIDTA greater than the upper threshold, the amount of the bonus pool will increase and be calculated as 2.5% of figure achieved. It will be distributed in the same proportion as described above.
(vii) The options awarded will also increase if amount reaches the upper threshold. In this case, the Executives will receive 7,500 options in the same proportion as outlined in (v) above.

The bonus and the options will be granted following the approval of CEDC's audited accounts.
The above bonus will be valid for the years 2001, 2002, 2003 and 2004 unless it is decided otherwise at the annual CEDC Management Board meeting.